Exhibit 10.29

Heart Test Laboratories, Inc

d/b/a HeartSciences

550 Reserve Street

Suite 360

Southlake

Texas, 76092

United States

Date 31 March 2023

Dear Sirs

HeartSciences

The University Court of the University of Glasgow ECG Licensing Arrangements

We refer to the license agreement between THE UNIVERSITY COURT OF THE UNIVERSITY OF GLASGOW, a charity registered in Scotland under charity registration number SC004401 with its principal offices at University Avenue, Glasgow G12 SQQ (the University) and Heart Test Laboratories, Inc. d/b/a HeartSciences (the Company) (together the Parties) dated May 22, 2015 and June 2, 2015 as amended on December 23, 2015 (together, the Agreement) .

WHEREAS:

(A)
The Parties wish to further amend the Agreement by way of this Amendment Number 2 letter (“No.2 Amendment”) and for the Company to retain a full license for the Technology (including the Program) and the University has agreed to amend such license on the terms set out herein.

(B)
The Company is developing an innovative ECG device which provides standard 12 lead ECG trace, including automatic interpretive analysis provided by the Program, as well as additional informatics for new clinical indications which are proprietary to the Company.

(C)
Changes in the FDA and European regulatory frameworks together with other changes has meant the Company has been in an extended period of R&D and the original sales and marketing plan of the Company could not be met, variation to the Agreement is required to reflect current circumstances.

(D)
The Parties have now agreed that the certain amendments to the Agreement should be made.

THEREFORE, IT IS AGREED:

1.
That following execution of this No.2 Amendment the Company shall promptly pay the University $8,000;

2.
That no amounts are due or outstanding to the University in respect of the Agreement prior this No.2 Amendment to this and that the future payment obligations to the University by the Company are set out in this No.2 Amendment;

3.
With effect from and following the last date of signature of this letter by the Parties, the Agreement shall be amended as follows:

i.
The following definition shall be amended in Clause 1.1:

“MyoVista Model” means the electrocardiogram product being developed by the Company to include a novel algorithm for the detection of impaired cardiac relaxation, which is expected to be submitted to the FDA for regulatory approval in 2023, and all subsequent updates or upgrades thereto to the extent that the same contain the Program (irrespective of whether those subsequent updates or upgrades require further FDA approval).”

ii.
Clause 2.1 of the Agreement shall be deleted and replaced with the following:

“This Agreement will commence on the Commencement Date and, subject to earlier termination under Clause 16 (Termination) or Clause 18 (Force Majeure), will continue in full force and effect for five (5) years following the execution of this No.2 Amendment and thereafter shall renew for five (5) year terms unless and until (i) termination under Clause 16 (Termination) or Clause 18 (Force Majeure); or (ii) either the University or the Company gives the other written notice of non-renewal no later than three (3) months prior to any renewal term of this Agreement.”

iii.
Clause 5.1 of the Agreement shall be deleted and replaced with the following:

“With effect following exercise of the Option by the Company and acceptance by the University in accordance with Clause 4.2.1, (which took place on December 23, 2015) the University hereby grants to the Company, subject to the terms and conditions of this Agreement, a non-exclusive royalty-bearing license in the Territory under the Technology to undertake ECG algorithm and new product research and development activities, including seeking regulatory clearances, and to manufacture, assemble, market, distribute, sell, offer to sell, import or otherwise dispose of products incorporating the Program. The license granted by the University to the Company under this Clause does not extend to a grant of any rights to the Company to develop, adapt or make improvements to the Technology.”

iv.
Clause 8.2 of the Agreement shall be deleted and replaced with the following:

“In consideration of the grant of the licence under Clause 5, the Company shall pay to the University, subject to Clauses 8.5 to 8.8 (inclusive), a licence fee of $20 for each MyoVista

Model sold or otherwise supplied or disposed for consideration by the Company and its Sub-Licensees in each year (being the twelve (12) month period following the Post Clearance Payment and each anniversary thereof).”

v.
Clause 8.4 of the Agreement shall be deleted and replaced with the following:

“Notwithstanding Clause 8.2, the parties agree that the Company will pay to the University license fees as follows:

a.
Following execution of this No.2 Amendment the Company shall promptly pay the University $8,000 (“No.2 Amendment Payment”);

b.
On each anniversary of the No.2 Amendment Payment a fee of $5,000, such fee shall terminate upon and cease to be payable upon FDA clearance for the MyoVista Model;

c.
Three months after FDA regulatory clearance for the MyoVista Model a fee of $10,000 less, on this fee date, the pro-rata unexpired amount of any payment made under Clause 8.2(b) above, if any (i.e. the number of months remaining before the next payment under 8.2(b) would have been due multiplied by $5,000 and divided by 12) (the “Post Clearance Payment”); and

d.
On each anniversary after the Post Clearance Payment a fee of $12,500.”

vi.
Clause 8.5 of the Agreement shall be deleted and replaced with the following:

“If, at the end of any twelve (12) month period following the Post Clearance Payment the amount payable by the Company under Clause 8.2 in respect of that period is greater than the amount actually paid to the University by the Company under Clause 8.4 in respect of that twelve (12) month period, the Company shall pay to the University the difference between the amount due under Clause 8.2 and the amount paid under Clause 8.4. Such payment, if due, will be made by the Company within thirty (30) days following the end of the relevant twelve (12) month period and shall be accompanied by a written statement showing the total quantity of (together with details of the relevant batch codes, serial numbers and dates of dispatch) sold, supplied or disposed of by the Company and any Sub-Licensees during the relevant twelve (12) month period.”

vii.
Clause 8.6 of the Agreement shall be deleted and replaced with the following:

“The royalty rate set out in Clause 8.2 and each minimum twelve (12) monthly license fee set out in Clause 8.4 shall be increased on the third (3rd) anniversary of the Post Clearance Payment date and each anniversary thereafter by an amount equal to two per cent (2%) of the then current royalty rates or relevant minimum twelve (12) monthly license fee (as the case may be) (providing that any such changes shall not have retrospective effect).

viii.
The following Clause 10.2 of the Agreement shall be added:

“The University shall provide such reasonable assistance to the Company in respect of validation of the Program as maybe required for FDA clearance or other regulatory approvals.”

4.
Save as expressly provided in this No.2 Amendment, the provisions of the Agreement shall continue in full force and effect.

5.
Words and expressions defined in the Agreement shall, except where the context otherwise requires, bear the same meaning where used in this No.2 Amendment.

6.
This No.2 Amendment and any dispute or claim arising out of or in connection with it, the Agreement or their subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Scotland and the Parties irrevocably agree that the courts of Scotland shall have exclusive jurisdiction.

Please confirm your acceptance of the terms contained in this letter by signing (where indicated below), and thereafter returning the enclosed copy.

Yours sincerely

/s/ David Duncan

……………………………………………………………………

David Duncan

For and on behalf of The University Court of the University of Glasgow

We hereby confirm our acceptance of the terms contained in the above letter and agree to be legally bound by its terms.

/s/ Andrew Simpson

……………………………………………………………………

Andrew Simpson

CEO

Date March, 31, 2023

For and on behalf of Heart Test Laboratories, Inc d/b/a HeartSciences.